Exhibit 10.38
ADDENDUM TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS ADDENDUM TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Addendum”) is dated as of October 29, 2025, by and among Floor and Decor Outlets of America, Inc., a Delaware corporation (the “Operating Company”), Floor & Decor Holdings, Inc., a Delaware corporation (“Holdings” and, together with the Operating Company, the “Company”), and David V. Christopherson, the undersigned individual (“Executive”), and is intended to modify the Second Amended and Restated Employment Agreement dated as of February 3, 2020, as modified by the addenda dated March 26, 2020, August 1, 2023, and February 22, 2024 (the “Employment Agreement”), by and between the Company and Executive. Any capitalized term not defined herein will have the meaning ascribed to such term in the Employment Agreement.
The Company and Executive desire to enhance the separation payments for Executive to align the separation payments with the current market for executive talent.
1.    The Employment Agreement shall be amended to replace Section 4(b) in its entirety to read as follows:
“(b)    Without Cause; Company Non-Renewal; Good Reason. The Company may terminate Executive’s employment at any time without Cause, immediately upon written notice to Executive; the Company may terminate Executive’s employment by electing not to extend the Employment Period, upon sixty (60) calendar days’ written notice, as provided for in Section 1(a) above (“Company Non-Renewal”); and Executive may terminate Executive’s employment at any time for “Good Reason” (as defined in Section 4(b)(iii)).
(i)    Upon termination of Executive’s employment by the Company without Cause, a Company Non-Renewal, or by Executive for Good Reason, in each case other than a Change in Control Termination (as defined in Section 4(c)(i)), Executive shall be entitled to receive, in each case less all applicable deductions,
(A) the Accrued Benefits, payable within thirty (30) calendar days of Executive’s termination date, plus
(B) contingent on Executive executing and not revoking a release of any and all claims that the Executive may have against the Company substantially in the form set forth in Exhibit A (the “Separation Agreement”), and subject to Section 11(f) hereof,
(w) severance in an amount equal to one (1) times Executive’s Base Salary on the date of termination, payable over twelve (12) months in substantially equal installments on the Company’s regular pay dates, commencing on the first (1st) regular pay date following the sixtieth (60th) calendar day following Executive’s termination date, plus
(x) the Bonus, determined pursuant to Section 2(b), with respect to the most recently completed fiscal year if such Bonus is unpaid on the date of termination of employment, payable upon the later of (I) the date Bonuses are paid to executives generally and (II) the first (1st) regular pay date following the sixtieth (60th) calendar day following Executive’s employment termination date, plus

(y) the Bonus, determined pursuant to Section 2(b), with respect to the current fiscal year, multiplied by (II) a fraction, the numerator of which is the number of days between the first (1st) day of the current fiscal year and the date of such termination of employment (inclusive) and the denominator of which is three hundred sixty-five (365), payable upon the later of (1) the date Bonuses are paid to executives generally for that fiscal year and (2) the first (1st) regular pay date following the sixtieth (60th) calendar day following Executive’s employment termination date, plus
(z) an amount equal to the Company portion of the health care premiums for Executive (including for his spouse and eligible dependents) for twelve (12) months following Executive’s termination date, commencing on the first (1st) regular pay date following the sixtieth (60th) calendar day following Executive’s termination date.
(ii)    If the Separation Agreement fails to become effective and irrevocable prior to the sixtieth (60th) calendar day following Executive’s employment termination date because Executive delays, fails or refuses to execute or revokes the Separation Agreement, the Company shall have no obligation to make the payments provided by Section 4(b)(i)(B). A termination of Executive under Section 4(b) does not include a termination by reason of Executive’s Disability or upon the death of Executive.
(iii)    “Good Reason” shall mean, without Executive’s written consent, (A) a material diminution in Executive’s then authority, duties or responsibilities; (B) a material diminution in Executive’s Base Salary; (C) relocation of Executive’s office to a location that is more than fifty (50) miles from the Atlanta, Georgia metropolitan area; or (D) any material breach of this Agreement by the Company, provided, that Executive must provide the Company with written notice of the existence of the event or change constituting Good Reason within thirty (30) calendar days of any such event or change having occurred and allow the Company sixty (60) calendar days from receipt of such notice from Executive to cure the same. If the Company so cures the event or change, Executive shall not have a basis for terminating his employment for Good Reason with respect to such cured event or change. If such event or change is not cured within such sixty-day (60-day) period, Executive must resign his employment with the Company within thirty (30) calendar days of the end of the cure period or Executive will be deemed to have waived his right to terminate his employment for Good Reason based upon such event or change.”
2.    The Employment Agreement shall be amended to add a new Section 4(c) (and all subsequent subsections shall be renumbered) to read as follows:

“(c)    Change in Control Termination.
(i)    Upon termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, within one (1) year following a “Change in Control” (as defined in Section 4(c)(iii)); provided that such Change in Control constitutes a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A (as defined in Section 10)) (a “Change in Control Termination”), Executive shall be entitled to receive, in each case less all applicable deductions,

(A) the Accrued Benefits, plus
(B) contingent on Executive executing and not revoking the Separation Agreement, and subject to Section 11(f) hereof,
(x) the amounts provided pursuant to Sections 4(b)(i)(B)(w), 4(b)(i)(B)(x), and 4(b)(i)(B)(y), plus
(y) an amount equal to the Company portion of the health care premiums for Executive (including for his spouse and eligible dependents) for eighteen (18) months following Executive’s termination date, commencing on the first (1st) regular pay date following the sixtieth (60th) calendar day following Executive’s termination date, plus
(z) an amount equal to one (1) times Executive’s target Bonus (at the target Bonus rate for the fiscal year of termination).
To the extent permitted by Section 409A, (I) amounts pursuant to Section 4(c)(i)(B) shall be paid in a lump sum on the first (1st) regular payroll date after the sixtieth (60th) day after the date of termination and (II) for any remaining amounts, in accordance with Section 4(b)(i).
(ii)    If the Separation Agreement fails to become effective and irrevocable prior to the sixtieth (60th) calendar day following Executive’s employment termination date because Executive delays, fails or refuses to execute or revokes the Separation Agreement, the Company shall have no obligation to make the payments provided by Section 4(c)(i)(B). A termination of Executive under this Section 4(c) does not include a termination by reason of Executive’s Disability or upon the death of Executive.
(iii)    A “Change in Control” means any Change in Control as defined in the Holdings’ 2017 Stock Incentive Plan (or any successor thereto).”
3.    The Employment Agreement shall be amended to replace Section 4(e) (as renumbered by this Addendum) in its entirety to read as follows:

“(e)    Disability of Executive.
(i)    The Company may terminate this Agreement if Executive experiences a Disability (as defined in Section 4(e)(iii)). Upon termination of Executive’s employment by the Company by reason of Disability, Executive shall be entitled to receive, in each case less all applicable deductions,
(A) the Accrued Benefits, payable within thirty (30) calendar days of Executive’s termination date, plus
(B) contingent on Executive or Executive’s legal guardian executing and not revoking the Separation Agreement, and subject to Section 11(f) hereof,

(y) the Bonus, determined pursuant to Section 2(b), with respect to the most recently completed fiscal year if such Bonus is unpaid on the date of termination of employment, payable upon the later of (I) the date Bonuses are paid to executives generally and (II) the first (1st) regular pay date following the sixtieth (60th) calendar day following Executive’s employment termination date, plus
(z) the Bonus, determined pursuant to Section 2(b), with respect to the current fiscal year, multiplied by (II) a fraction, the numerator of which is the number of days between the first (1st) day of the fiscal year and the date of such termination of employment (inclusive) and the denominator of which is three hundred sixty-five (365), payable upon the later of (1) the date Bonuses are paid to executives generally for that fiscal year and (2) the first (1st) regular pay date following the sixtieth (60th) calendar day following Executive’s employment termination date.
(ii)    If the Separation Agreement fails to become effective and irrevocable prior to the sixtieth (60th) calendar day following Executive’s employment termination date because Executive delays, fails or refuses to execute or revokes the Separation Agreement, the Company shall have no obligation to make the payments provided by Section 4(e)(i)(B).
(iii)    “Disability” means an illness, injury or other incapacitating condition as a result of which Executive is unable to perform, with or without reasonable accommodation, the services required to be performed under this Agreement for more than: (i) ninety (90) consecutive calendar days during the Employment Period or (ii) a period or periods aggregating more than one hundred twenty (120) calendar days in any twelve (12) consecutive months. If, at the time of termination, the question of possible termination for Disability arises, the Company is subject to the Federal Family and Medical Leave Act, any applicable state equivalent, or any federal or state disability discrimination laws, the requirements of those laws shall, to the extent required, supersede the provisions of this paragraph. Executive agrees to submit to such medical examinations as may be reasonably requested by the Company, from time to time, to determine whether a Disability exists. Any determination as to the existence of a Disability shall be made as follows: first, the Company shall be entitled to engage a physician to determine the existence of a Disability; then, if Executive disagrees with such determination, Executive shall give written notice of Executive’s disagreement within ten (10) calendar days after Executive is notified in writing of such determination, and Executive shall be entitled to engage a physician to determine the existence of a Disability; and if Executive’s physician disagrees with the determination made by the Company’s physician, then these two (2) physicians shall mutually agree upon a third (3rd) physician who shall make a determination whether a Disability exists, and such determination shall be final and binding upon the Company and Executive. The Company and Executive shall share equally in the costs of such third (3rd) physician.”
4.    The Employment Agreement shall be amended to replace Section 5 in its entirety to read as follows:

“5.    Death of Executive. In the event of the death of Executive during the Employment Period, the Company’s obligations hereunder shall automatically cease and terminate; provided, that the Company shall pay to the Executive’s personal representatives under Executive’s last will and testament, and if none exists, to his heirs at law,

(a)    the Accrued Benefits, payable within thirty (30) calendar days of Executive’s termination date, plus
(b)    the Bonus, determined pursuant to Section 2(b), with respect to the most recently completed fiscal year if such Bonus is unpaid on the date of termination of employment, payable upon the later of (I) the date Bonuses are paid to executives generally and (II) the first (1st) regular pay date following the sixtieth (60th) calendar day following Executive’s employment termination date, plus
(c)    an amount equal to (I) the target Bonus, determined pursuant to Section 2(b), with respect to the current fiscal year, multiplied by (II) a fraction, the numerator of which is the number of days between the first (1st) day of the fiscal year and the date of such termination of employment (inclusive) and the denominator of which is three hundred sixty-five (365), payable to Executive’s estate on the first (1st) regular pay date following the sixtieth (60th) calendar day following Executive’s employment termination date.”
The Executive hereby acknowledges and agrees that “Good Reason” under the Employment Agreement has not occurred prior to or as a result of this Addendum. Except as expressly hereby amended, the Employment Agreement will remain in full force and effect in accordance with the terms thereof. To the extent a conflict arises between the terms of the Employment Agreement and this Addendum, the terms of this Addendum will prevail.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Addendum as of the date first written above.

EXECUTIVE

By:	/s/ David V. Christopherson
Name:	David V. Christopherson

FLOOR AND DECOR OUTLETS OF AMERICA, INC.

By:	/s/ Thomas V. Taylor
Name:	Thomas V. Taylor
Title:	Chief Executive Officer

FLOOR & DECOR HOLDINGS, INC.

By:	/s/ Thomas V. Taylor
Name:	Thomas V. Taylor
Title:	Chief Executive Officer